EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 20th day of October, 2010, by and between Titan Energy Worldwide, Inc. (together with its successors and assigns permitted under this Agreement, the "Company"), and **GEORGE WREN** (the "Executive").

W I T N E S S E T H :

WHEREAS, the Executive desires to be employed by the Company; and

WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1. Definitions.

   (a) "Affiliate" of an individual or entity shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control, as applicable, with the individual or entity specified, and any member of the immediate family (meaning spouse, linear ancestor or descendant, sibling or in-law of same degree) of any such individual.

   (b) "Base Salary" shall mean the salary provided for in Section 5 below or any increased salary granted to the Executive pursuant to Section 5.

   (c) "Board" shall mean the Board of Directors of the Company.

   (d) "Cause" shall mean Executive's:

      i. commission of any act of serious misconduct or any act involving fraud, dishonesty or misappropriation of funds, in each case involving the Company, including;

      ii. commission of any material breach of any of the terms of this Agreement or the Company's written policies, including any willful neglect or refusal to carry out any of his duties or responsibilities or any failure to comply with any reasonable instruction given to him by the Board, provided that the Company has provided written notice to Executive of such material breach and Executive has failed to remedy such material breach to the reasonable satisfaction of the Board within 20 calendar days of delivery of such notice;

iii. having a bankruptcy order made against him, which is not vacated within 60 days, or his making a voluntary bankruptcy filing or entering into any voluntary arrangements with his creditors; or

iv. having been convicted of any felony, or any other criminal offense that, in the reasonable opinion of the Board, affects his position as an employee (bearing in mind the nature of the duties and responsibilities in which he is engaged and the capacity in which he is employed) or the reputation of the Company or any Affiliate thereof.

(e) "Change in Control" shall mean the occurrence of any of the following events:

i. An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (the "Exchange Act") (an "Acquiror") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of Stock of the Company (the "Outstanding Company Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(e);

ii. A change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the effective date of this Agreement, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a two-thirds majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an

Acquiror other than the Board shall not be so considered as a member of the Incumbent Board;

iii. A merger, reorganization or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Acquiror (other than the Company, any employee benefit plan (or related trust) of the Company, such entity resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least two-thirds of the members of the board of directors of the entity resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection the applicable Corporate Transaction, of the Parent Company); or

iv. The approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(f) "Constructive Termination Without Cause" shall mean termination by the Executive of his employment at his initiative following the occurrence of any of the following events without his consent:

i. a reduction in the Executive's then-current Base Salary or target bonus opportunity as a percentage of Base Salary or long-term performance incentive or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction applicable to all executive officers of the Company);

ii. the failure to elect or reelect the Executive to any of the positions described in Section 3 or the removal of him from any such position;

iii. a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the **Chief Technology Officer and Vice President of Strategy** of the Company;

iv. a material diminution in the budget over which the Executive retains authority;

v. the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction;

vi. the failure of the Company to extend this Agreement for a period of not less than two years past the Expiration Date; or

vii. any other action or inaction that constitutes a material breach by the Company of the Agreement.

Following written notice from the Executive, which must be provided within 30 days of the occurrence of an event described above, the Company shall have 30 calendar days in which to cure. If the Company fails to cure, the Executive's termination shall become effective on the 31st calendar day following the written notice.

(g) "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement as determined by a medical doctor mutually OK selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(h) "Effective Date" shall mean the date as of which this Agreement was entered into.

(i) "Fair Market Value" shall mean the value of a share of Stock as traded on the Over the Counter Bulletin Board on the date in question, based on the mean of the high and low reported prices.

(j) "Pro Rata" shall mean a fraction, the numerator of which shall be the number of days that the Executive was employed in the applicable performance period (a calendar year in the case of an annual bonus and a performance cycle in the case of an award under the Long-Term Incentive Plan) and the denominator of which shall be the number of days in the applicable performance period.

(k) "Stock" shall mean the Common Stock of the Company.

(l) "Term of Employment" shall mean the period specified in Section 2 below (including any extension as provided therein).

2. Term of Employment.

The Term of Employment (the "Term") shall begin on the Effective Date and shall extend until October 31, 2013. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 11 or extended by mutual agreement of the Company and the Executive (the date the Term expires pursuant to this Section 2 or pursuant to such extension shall be referred to herein as the "Expiration Date").

3. Position, Duties and Responsibilities.

(a) Continuing for the remainder of the Term of Employment, the Executive shall continue to be employed as the **Chief Technology Officer and Vice President of Strategy** of the Company and be responsible for the general management of the affairs of these departments of the Company. The Executive, in carrying out his duties under this Agreement, shall report to **Chief Executive Officer**. During the Term of this Agreement, the Executive shall devote his full business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.

(b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors or other managing bodies of a reasonable number of other corporations or other entities, subject to the approval of the Board in each case, which approval shall not be unreasonably withheld (which approval has been given as to the boards listed in Exhibit A attached), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not materially interfere with the proper performance of his duties and responsibilities under Section 3(a).

4. Signing Bonus.

In consideration for his agreement to continue in the employ of the Company, the Executive shall receive a signing bonus consisting of a cash award of $10,000.00 and a stock option award of options to purchase One Million (1,000,000) shares of Common Stock of the Company at an exercise price of Sixty Cents ($0.60) per share The stock option award described in this Section 4 shall be paid to the Executive as soon as practicable following the execution of this Agreement, but in no event later than December 31, 2010.

5. Base Salary.

5.1. General. The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of **$150,00.00.** This Base Salary will increase to $180,000.00 beginning January 1, 2011 pursuant to Executive completing within reasonable fashion the performance goals set forth in Exhibit A-1. The Base Salary shall be reviewed annually for increase in the discretion of the Board.

5.2. Annual Incentive Award.

During the Term of Employment, commencing in 2011, the Executive shall participate in the Company's Short Term Incentive Award Plan, attached hereto as Exhibit B; or any successor annual incentive award plan of the Company. Under such plan, the Executive shall have a target bonus opportunity each year equal to **100%** of his then Base Salary, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with applicable plan guidelines. If such performance goals are exceeded, the Executive may receive a greater amount as determined in accordance with applicable plan guidelines. Notwithstanding the foregoing, for 2011, the Executive shall be paid a guaranteed minimum annual incentive award of no less than **20%** of his target bonus (whether or not the performance goals have been met in such year). The Executive shall be paid his annual incentive awards no later than the date other senior executives of the Company are paid their annual incentive awards, but in no event later than March 15, of the year immediately following the year to which the award relates.

6. Long-Term Incentive Awards.

The Executive shall be eligible for the following awards under the Company's Long Term Incentive Plan, attached hereto as Exhibit C ("LTIP"):

(a) Performance Awards. The Executive shall be eligible to participate in the LTIP, commencing with the 2012 performance cycle. The Executive shall receive a target award under each of the 2012 and 2013 performance cycles that shall be no less than **50%** of his then Base Salary (target amount). Awards shall be paid not later than the March 15 next following the end of the performance cycle to which the award relates.

(b) Stock Option Awards. The Executive shall be eligible for stock option awards commencing with awards in 2011 in accordance with Company practices applicable to an executive in his position.

7. Supplemental Pension.

None

8. Employee Benefit Programs.

During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior executives or to its employees generally (and if plans in the same category are provided to senior executives and to employees generally, the plan provided to senior executives), as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive's participation and the calculation of all benefits shall be based on the assumptions that the Executive has met all service-period or other requirements for such participation provided that no such assumptions shall be made as to a tax-qualified plan if such assumption would jeopardize the tax-qualified status of such plan.

9. Reimbursement of Business and Other Expenses; Vacations.

(a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such expenses, subject to documentation in accordance with the Company's policy. The Company shall pay, promptly upon presentment of appropriate documentation, all reasonable financial consultant and legal fees and expenses incurred by the Executive in connection with the negotiation of the Agreement and related documents.

(b) The Executive shall be entitled to four weeks paid vacation per year of employment, which shall accrue to subsequent years if not fully utilized in any year.

10. Termination of Employment.

(a) Termination Due to Death. In the event that the Executive's employment is terminated due to his death, his estate or other legal representative, as the case may be, shall be entitled to the following benefits, which, in the case of payments or awards, shall be paid or made in a single installment promptly after his death:

i. Base Salary through the end of the month in which death occurs;

ii. annual incentive award for the year in which death occurs, based on the original target award performance for such year;

iii. all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable until the end of their originally scheduled terms as if the Executive had continued to be employed by the Company during the term of such options;

iv. payout for each LTIP performance cycle in which the Executive was participating at the time of his death, based on the original target performance under the LTIP; and

(b) Termination Due to Disability. The Executive's employment may be terminated by either Party for Disability by giving written notice to the other Party, given in accordance with Section 24 below. In the event that the Executive's employment is terminated due to his Disability, he shall be entitled to the following benefits, which, in the case of payments or awards, shall be paid or made in a single installment promptly after termination:

i. disability benefits in accordance with the long-term disability program then in effect for senior executives of the Company;

ii. Base Salary through the end of the month in which disability benefits commence;

iii. annual incentive award for the year in which the Executive's termination occurs, based on the original target award for such year;

iv. all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable until the end of their originally scheduled terms;

v. a payout for each LTIP performance cycle in which the Executive was participating at the time of his termination, based on the original target performance under the plan, payable in accordance with the LTIP.

(c) Termination by the Company for Cause.

i. The Company may terminate the Executive for Cause by giving the Executive written notice approved by the Board of such termination, given in accordance with Section 24 below, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall be entitled to a hearing before the Board. Such hearing shall be held within 15 calendar days of receipt of such notice to the Executive, provided he requests such hearing within ten

calendar days of receipt of such notice. If, within five calendar days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

ii. In the event the Company terminates the Executive's employment for Cause:

1. he shall be entitled to Base Salary through the date of the termination, payable as promptly as practicable following termination;

2. all outstanding options which are not exercisable shall be forfeited; exercisable options shall remain exercisable until the earlier of the ninetieth day after the date of termination or the originally scheduled expiration date of the options unless the Compensation and Employee Benefits Committee determines otherwise;

3. all restricted stock as to which restrictions have not lapsed shall be forfeited;

4. all LTIP awards with respect to performance cycles which have not yet been completed shall be forfeited.

(d) Termination without Cause or Constructive Termination without Cause. In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination without Cause, the Executive shall be entitled to the following benefits:

i. Base Salary through the date of termination payable as promptly as practicable following termination;

ii. Subject to Section 27, the Company shall pay to the Executive the present value of his Base Salary, at the annualized rate in effect on the date of termination, for a period of 12 months following such termination ("Continuation Payments") in a lump sum (using as the discount rate the applicable Federal rate specified under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs (the "Lump Sum Calculation"));

iii. a pro rata annual incentive award for the year in which termination occurs, based on his original target award for such year, payable when annual incentive awards are paid to other senior executives (or in a lump sum in accordance with the Lump Sum Calculation), subject to Section 27;

iv. an annual incentive award for a period of 12 months following the date of termination, based on his original target award for the year in which termination occurs but not before 2011 and payable in equal monthly installments over the 12-month period of Continuation Payments pursuant to Section 11(d)(ii) (or in a lump sum in accordance with the Lump Sum Calculation), subject to Section 27;

v. all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable until the end of their originally scheduled terms;

vi. payout for each LTIP performance cycle in which the Executive was then participating but not before 2011, based on the original target performance, payable in accordance with the LTIP (or in a lump sum in accordance with the Lump Sum Calculation);

vii. the Executive shall be entitled to continue to receive health, medical, dental and vision benefits under Company's health, medical, dental and vision plans for a period of twelve (12) months following the date of termination at the level in effect immediately prior to the Executive's date of termination, provided that the Executive shall pay to the Company on the last day of each month preceding the month that the health, medical, dental and vision coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") cost of continued health, medical, dental and vision coverage under the health, medical, dental and vision plans of the Company, with the first such payment being paid to the Company on the last day of the month in which Executive's date of termination occurs and provided further that Executive shall receive a monthly reimbursement payment during such 24-month period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health, medical, dental and vision coverage under the health, medical, dental and vision plans of the Company with such reimbursements commencing on the first payroll date following the month in which Executive's date of termination occurs and continuing until the earlier of (A) the end of the 24-month period or (B) the first day of the month following the commencement of health, medical, dental and vision coverage with another employer

(e) Voluntary Termination; Retirement.

i. A termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination without Cause or retirement following the end of the Term of Employment, shall have the same consequences as provided in Section 11(c)(ii) for a termination for Cause. A voluntary termination under this Section 11(e)

shall be effective 30 calendar days after written notice is received by the Company.

ii. The Executive may retire at any time following the end of the Term of Employment and thereupon commence receiving payments of his supplemental pension as provided in Section 8 and any other benefits to which he is entitled as a retired senior executive in accordance with the Company's then-existing plans and practices.

(f) Consequences of a Change in Control.

i. If, following a Change in Control, the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or there is a Constructive Termination without Cause, the Executive shall be entitled to the benefits provided in Section 11(d) above, except that the period for which Base Salary, annual incentive award and benefits are provided in Sections 11(d)(ii), 11(d)(iv) and 11(d)(x) shall be 12 months (except that the Executive may in his discretion, to the extent the plans permit, elect to continue his benefits under Section 11(d)(x) in lieu of the lump sum payment therefor), and all payments to be made pursuant to those Sections and the payments to be made pursuant to Sections 11(d)(iii) and 11(d)(viii) shall be paid to the Executive in a lump sum(in accordance with the Lump Sum Calculation) promptly following the date of termination.

ii. Immediately following a Change in Control, all amounts and benefits to which the Executive is entitled but not yet vested, whether under this Agreement or otherwise, and except as provided in Exhibit D with respect to Restricted Stock Units, shall become fully vested.

iii. If, following a Change in Control, the aggregate of all payments or benefits made or provided to the Executive under Section 11(f)(i) and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment within the meaning of Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount (the "Gross-Up Payment") which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 11(f)(iii) shall be made by an independent auditor (the "Auditor") selected by the Parties and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of

the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each designate one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. All fees and expenses of the Auditor shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive within five calendar days of the receipt of the Auditor's determination provided that such payment shall not be made later than the end of the calendar year next following the calendar year in which the Executive remits such tax payments. Any determination by the Auditor shall be binding upon the Company and the Executive.

As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to this Section 11(f)(iii) (the "Overpayment") or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 11(f)(iii) (the "Underpayment"). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment and would require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order effectively to contest such claim, and

(D) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 11(f)(iii), the Company shall control all proceedings taken in connection with such contest, provided that the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) Other Termination Benefits. In the case of any of the foregoing terminations set forth in this Section 11, the Executive or his estate shall also be entitled to:

i. the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid, payable on their original terms and schedule;

ii. the entire amount of all amounts owing under Section 5, including all deferrals pursuant to Section 5 (if any such amounts have been deferred);

iii. any expense reimbursements due the Executive; and

iv. other benefits, if any, in accordance with applicable plans and programs of the Company.

(h) No Mitigation; No Offset. In the event of any termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment and

there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(i) Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

11. Confidentiality.

(a) The Executive agrees that he will not, at any time during the Term of Employment or thereafter, disclose or use any confidential information of the Company ("Confidential Information") or any Affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, such Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company, at the Company's expense, in seeking a protective order.

Notwithstanding the foregoing, the term "Confidential Information" shall not include information which (a) is or becomes generally available to the public other than as a result of disclosure by Executive, (b) was available to Executive on a non-confidential basis prior to its disclosure to him by the Employer or was otherwise in the possession of Executive prior to his employment with the Company, or (c) becomes available to Executive on a non-confidential basis from a source other than the Employer or their representatives, provided such source is not bound by a confidentiality agreement with the Employer or their representatives and is not otherwise prohibited from transmitting such information to Executive.

(b) The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing Confidential Information which are in his possession, except for any documents for which the Company or the Affiliate of the Company that owns such Confidential Information has given written consent to removal at the time of the termination of the Executive's employment and his personal rolodex, phone book and similar items.

(c) The Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 12; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.

12. Noncompetition.

(a) Subject to the provisions of Section 13(b) below and notwithstanding any other provisions of this Agreement, any and all payments (except those made from Company-sponsored tax-qualified pension or welfare plans), benefits or other entitlements to which the Executive may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if the Executive at any time without the consent of the Company "engages in a Competitive Activity". The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this Section 13 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon, compliance with this Section 13(a).

(b) Anything in Section 13(a) to the contrary notwithstanding, no forfeiture or cancellation shall take place with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practice unless the Company shall have first given the Executive written notice of its intent to so forfeit, or cancel or pay out and Executive has not, within 30 calendar days of giving such notice, ceased such unpermitted Competitive Activity.

(c) Nothing in this Section 13 shall prohibit the Executive from being a passive owner of not more than one percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

(d) If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(f) As used herein, the term "Competitive Activity" means engaging in, or acting as employee or consultant to, or having an equity interest (other than not more than 5% of the outstanding voting stock of a public company) in, or being a member of the governing body of a company that engages in, industrial power generation from diesel or natural gas sources, in the United States of America [Comment: Are you okay with not being able to compete for essentially a 12 month period?].

13. Resolution of Disputes.

Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in New York in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the mediation, arbitration or litigation,

except that the Company shall bear all such costs if the Executive prevails in such mediation, arbitration or litigation on any material issue.

14. Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Nevada, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 15(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

15. Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits.

16. Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents that the performance of his obligations under this Agreement will not violate any agreement between him and any other person, firm or organization..

17. Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

18. Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

19. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

20. Survivorship.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party.

21. References.

In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

22. Governing Law/Jurisdiction.

This Agreement shall be governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

23. Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given upon receipt, and shall be given in one of the following methods: (a) personal delivery, (b) certified or registered mail, postage prepaid, return receipt requested or (c) overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

TITAN ENERGY WORLDWIDE, INC.

55820 Grand River. Suite 225

New Hudson, MI 48165

Attention: Chief Executive Officer

If to the Executive:

GEORGE WREN

2509 Eagle Post Dr
Conrod, Texas 77304

24. Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25. Counterparts.

This Agreement may be executed in one or more counterparts.

27. Section 409A of the Internal Revenue Code

It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively "**Code Section 409A**"), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "**Separation from Service**" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment," "retirement" or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a "specified employee", within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 27, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive's Separation from Service or (ii) the date of the Executive's death. On the first day of the seventh month following the date of Executive's Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, plus interest at the prime rate of JPMorgan Chase, in effect at the time of the payment, for the period of such delay, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section shall be made to the Executive. On any delayed payment date under this Section 27, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such

delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the "Delayed Payment Interest Rate" shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TITAN ENERGY WORLDWIDE, INC.

By: ______________________________

JEFFREY W. FLANNERY

EXHIBIT A

List of Boards

EXHIBIT B

Short Term Incentive Award Plan

EXHIBIT C

Long Term Incentive Award Plan